Exhibit 99.3

	Previous June 2011 to Dec 2012	Current Aug 2011 to Dec 2012

Opening Cash	$41,822	$58,000

Manufacturing & Operating Expenses:
Gross margin	(1,775)	—
R&D	(31,596)	(21,346)
SG&A	(34,145)	(9,944)
Midland	(2,800)	(1,957)

Net cash used in operating activities	(70,316)	(33,247)

Non Operating Costs
Severance payments	(1,532)	(3,930)
Other transition charges	(4,063)	(2,120)
Factory start up	(13,528)
Capex for wide wafer development	(6,528)	(4,000)
Capex for expansion	(136,000)	—
Working capital and other	42,963	4,500
Cash Interest Payments	(3,224)	—

	(121,913)	(5,550)
Fund Raising
Sale of LBIE claim & Devens assets (1)	40,000	100,000
Cash to Note holders	—	(80,000)
U.S. Financing	63,625	—
China debt financing	91,120	—

	194,745	20,000
Fees & Other	(8,000)	(12,500)

Ending Cash at December 31, 2012	$36,338	$26,703

Cash balance - August 31, 2012		$33,591

(1)	Recent indications value LBIE in excess of $60 million